Exhibit 10.30.2

SECOND AMENDMENT TO THE

ARTHUR J. GALLAGHER & CO.

EMPLOYEE STOCK PURCHASE PLAN

WHEREAS, Arthur J. Gallagher & Co. (the “Company”) has heretofore adopted and maintains the Arthur J. Gallagher & Co. Employee Stock Purchase Plan (the “Plan”), an employee stock purchase plan within the meaning of section 423 of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, the Company desires to amend the Plan to change the manner in which the purchase price is determined under the Plan.

NOW, THEREFORE, pursuant to the power of amendment contained in Section 8 of the Plan, Section 5 of the Plan is hereby amended, effective January 1, 2009, by deleting the first sentence thereof, and by inserting the following sentence in lieu thereof:

The purchase price (the “Purchase Price”) per share of Common Stock hereunder for any Purchase Period shall be the lesser of (i) 95% of the Fair Market Value of a share of Common Stock on the first day of such Purchase Period and (ii) 95% of the Fair Market Value of a share of Common Stock on the last day of such Purchase Period.

IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its duly authorized officer on this 15th day of December, 2008.

ARTHUR J. GALLAGHER & CO.

/s/ J. Patrick Gallagher, Jr.
J. Patrick Gallagher, Jr.
Chairman, President and Chief Executive Officer